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Exhibit 99.1

FOR IMMEDIATE RELEASE

24/7 REAL MEDIA REPORTS 2003 RESULTS AND RAISES GUIDANCE FOR 2004
Projects 2004 Revenue of $79 Million to $84 Million,
Up More Than 60% Year-Over-Year

        NEW YORK—February 26, 2004—24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced its financial results for the fourth quarter and calendar year, ended December 31, 2003, and updated its business outlook for 2004.

Fourth Quarter Results

        Total revenue for the fourth quarter, ended December 31, 2003, rose 9.5% to $13.2 million from third quarter revenue of $12.0 million, and it climbed 14.5% from the $11.5 million reported in the same period in 2002. GAAP net loss for the fourth quarter of 2003 was $5.9 million, or $0.05 per share, compared to a net loss of $3.2 million, or $0.05 per share, for the same period a year ago. EBITDA was $0.2 million in the fourth quarter. A reconciliation of EBITDA, as defined by the Company, and GAAP results are included in the financial exhibits accompanying this release.

        David J. Moore, chairman and chief executive officer of 24/7 Real Media, said: "2003 was a year of dramatic progress, operationally and financially. We have demonstrated to prestigious clients the value of the integrated 24/7 Real Media approach to Internet advertising. Since the end of 2003, the relationship we have forged with Lycos U.S. shows that 24/7 Real Media, by integrating media and technology, is providing a valuable platform to Web publishers in which costs, operations and data are all leveraged to produce higher revenue and profits. We are encouraged by results so far this year, and we believe we have set the stage for sustained, profitable growth. We are optimistic about the Company's prospects in 2004 and beyond."

Significant Recent Developments

  •
  Geographical Expansion—The Company announced the completion of the acquisition of Real Media Korea on January 8. The acquisition provides 24/7 Real Media with a leadership position in the South Korean marketplace as the first step in its expansion throughout Asia;

  •
  Technological Enhancements—The Company introduced Open AdSystem™, which combines its patent-protected, award-winning Open AdStream® or Open Advertiser™ ad serving technologies with its Insight XE™ analytics in one package for Web publishers and advertisers; and

  •
  Lycos U.S.—The Company announced the signing of multi-year media sales and technology agreements with Lycos U.S. Lycos U.S. has entered the Company's 24/7 Web Alliance, which is now the 4th largest media entity on the Internet1 with more than 66 million unique visitors monthly. In addition, starting in March, Lycos U.S. will use two key products in the Company's technology suite, Open AdStream and Insight XE. The Company believes that the relationship with Lycos U.S. is a landmark deal in the Internet advertising industry and has the potential to contribute significantly to the Company's future success.

source: ComScore Media Metrix custom Ad Focus category which includes the combined unduplicated audience of 24/7 Real Media and Lycos

2003 Full Year Results

        Revenue for 2003 rose 15.6% to $49.2 million from $42.6 million for 2002. On a GAAP basis, net loss attributable to common stockholders for 2003 decreased to $14.4 million, or $0.17 per share, from a net loss of $24.3 million, or $0.46 per share, for 2002. Net loss attributable to common stockholders was negatively impacted by increased amortization from the acquisition of Insight First in January 2003, restructuring charges, the impairment of intangible assets related to the 24/7 Messenger product acquired with Now Marketing in September 2002 and preferred stock conversion discounts.

Segment Overview—Fourth Quarter and Calendar-Year 2003

        Integrated Media Solutions revenue, which includes revenue from the 24/7 Web Alliance, 24/7 Search and other media services, climbed 17.7% to $33.9 million in 2003 from $28.8 million in 2002. 2002 Integrated Media Solutions revenue included revenue from business units that were divested in early 2003. 24/7 Web Alliance operations grew 26.1% to $6.0 million in the fourth quarter of 2003 from $4.8 million in the same quarter of 2002. For the full year, 24/7 Web Alliance revenue rose 29.4% to $21.5 million from $16.6 million in 2002. The Company continues to establish new relationships with blue chip advertisers, particularly in the healthcare, technology, pharmaceutical and automotive industries.

        24/7 Search, our growing search marketing business, saw revenue rise nearly 19% to $2.7 million in the fourth quarter of 2003 from $2.3 million in the same quarter of 2002 and increase nearly 25% to $10.3 million in 2003 from $8.3 million in 2002. The increase was due to the greater number of valid visitors delivered to client advertisers as a result of expanding strategic relationships with search engine distribution partners.

        Other media services revenue, which primarily consists of e-mail list rental, declined to $2.1 million in 2003 from $3.9 million in 2002. The difference resulted from the divestiture of the U.S. e-mail management product.

        Gross profit margin for Integrated Media Solutions expanded to 36.2% in 2003 from 32.9% in 2002, as the mix in sales shifted to higher margin products.

        Technology Solutions revenue rose 11.0% to $15.3 million in 2003 from $13.8 million in 2002 and held steady at $3.9 million in the fourth quarter of 2003 from the same quarter of 2002. Starting in January 2003, the Company adopted a subscription-based accounting treatment of license revenues, negatively impacting year-over-year comparisons.

        Technology revenue in 2003 was generated from our award-winning Open AdStream® (OAS) advertisement serving and management platform, which includes OAS Local software, OAS Central service and Open Advertiser™ (OAD) service; and from Insight XE™. Revenue from our hosted products, which are services distributed by 24/7 Real Media from centrally hosted servers, continued to grow throughout 2003. These services delivered 14.9 billion paid impressions in the fourth quarter, representing nearly double the 7.5 billion paid impressions delivered in the fourth quarter of 2002. During the fourth quarter, the Company added a number of new Open AdSystem™ customers, including FOXNews.com, eMedicine.com, Weather.com, CourtTV.com and World Wrestling Entertainment™ in the U.S. and Doctissimo.fr, Vaybee.com, I-Network Publicidad, Vocento and TV2.no in Europe. The Company's Insight XE™Web analytics solution, formerly Open Insight, signed FOXNews and NTL Home.

Guidance

        The Company expects Q1 2004 revenue of between $15.5 million and $16.5 million, which at the midpoint represents an increase of approximately 35% from first quarter 2003 revenue of $11.8 million. The Company expects full-year 2004 revenue in the range of $79 million-to-$84 million. The Company also expects to generate a full-year pro forma operating profit during 2004. Pro forma operating profit, as defined by the Company, equals Gross Profit less ongoing Sales and Marketing, General and Administrative and Product Development expenses, excluding depreciation.

        24/7 Real Media will recognize only a portion of the media revenues generated on the Lycos U.S. properties from the date of the agreement through the end of February, with full recognition commencing in March. The Company projects that during the integration phase of the Lycos U.S. relationship, which is expected to last through September, the agreement will be slightly accretive to the Company's results of operations.

        The Company believes that it will benefit from improved operating leverage in the intermediate-term future. Over the next two to three years, the Company expects organic revenue growth in the 20%-to-25% range with gross margin ranging from 40%-to-45%. Gross margin will be subject to fluctuations in the mix between media and technology revenue. The Company anticipates pro forma operating profit margin during this period to be in the 8%-to-12% range. Of every incremental $1.00 of media revenue generated, the Company believes that approximately $0.15 will be added to pro forma operating profit. Of every incremental $1.00 of technology revenue generated, the Company believes that approximately $0.40 will be added to pro forma operating profit.

        The most directly comparable financial measure in GAAP to pro forma operating profit is income (loss) from operations and to pro forma operating profit margin is income (loss) from operations margin. Pro forma operating profit and the related margin exclude items that the Company believes cannot be reliably estimated at this time, but that it expects will not be material in the future, such as restructuring costs, impairment of intangible assets and gain or loss on sale of non-core assets. They also exclude amortization of intangible assets and deferred financing costs, stock based compensation and depreciation, as these charges are non-cash in nature. We expect amortization of intangible assets and deferred financing costs to be $3.3 million, $2.5 million and $1.6 million in 2004, 2005 and 2006, respectively. We expect stock-based compensation to be $0.2 million in 2004 and immaterial thereafter. We expect depreciation to be $2.2 million in 2004; however, this is dependent upon the growth of our business as higher than anticipated growth would increase capital requirements thus increasing depreciation.

        The aforementioned estimates exclude any additional acquisition that the Company may complete in the future.

        In conjunction with this release, a conference call will be held to discuss these results at 5:00 pm EST today. The call will be broadcast live over the Internet at www.247realmedia.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours of the live call.

About 24/7 Real Media, Inc.

        24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers. Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies. The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe and Asia. For more information, please visit www.247realmedia.com. 24/7 Real Media: Delivering Today, Defining Tomorrow.

Caution concerning forward-looking statements:

        This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of February 26, 2004. The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:
Investor Relations Trúc N. Nguyen VP, Investor Relations Stern & Co. 212-888-0044 tnguyen@sternco.com	Financial Media Stan Froelich VP, Media Relations Stern & Co. 212-888-0044 sfroelich@sternco.com

24/7 REAL MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Integrated media solutions	$9,246	$7,575	$33,904	$28,800
Technology solutions	3,927	3,933	15,277	13,758

Total revenues	13,173	11,508	49,181	42,558

Cost of revenues:
Integrated media solutions	6,267	4,885	21,623	19,321
Technology solutions	848	862	4,032	3,448

Total cost of revenues	7,115	5,747	25,655	22,769

Gross profit	6,058	5,761	23,526	19,789
Operating expenses:
Sales and marketing	3,097	3,219	12,584	12,675
General and administrative	2,380	3,257	10,865	14,212
Product development	887	674	3,100	3,924
Amortization of intangible assets and deferred financing costs	755	583	2,724	2,057
Stock-based compensation	828	181	1,316	2,790
Restructuring costs	1,651	2,048	1,651	2,048
Impairment of intangible assets	1,321	—	1,321	—
(Gain) loss on sale of non-core assets, net	—	(223)	—	327

Total operating expenses	10,919	9,739	33,561	38,033

Loss from operations	(4,861)	(3,978)	(10,035)	(18,244)
Interest expense, net	(207)	(75)	(343)	(268)
Other (expense) income, net	(730)	1,013	(1,638)	1,013

Net loss	(5,798)	(3,040)	(12,016)	(17,499)
Dividends on preferred stock	(130)	(139)	(617)	(189)
Preferred stock conversion discount	—	—	(1,780)	(6,628)

Net loss attributable to common stockholders	$(5,928)	$(3,179)	$(14,413)	$(24,316)

Loss per common share—basic and diluted
Net loss	$(0.05)	$(0.05)	$(0.14)	$(0.33)
Preferred stock dividends and conversion discount	—	—	$(0.03)	(0.13)

Net loss attributable to common stockholders	$(0.05)	$(0.05)	$(0.17)	$(0.46)

Weighted average common shares outstanding	113,852,206	58,768,723	84,087,509	53,000,957

24/7 REAL MEDIA, INC.
RECONCILIATION OF NET LOSS TO EBITDA
(in thousands)

Net loss	$(5,798)	$(3,040)	$(12,016)	$(17,499)
Excluding:
Amortization of intangible assets and deferred financing costs	755	583	2,724	2,057
Stock-based compensation	828	181	1,316	2,790
Restructuring costs	1,651	2,048	1,651	2,048
Impairment of intangible assets	1,321	—	1,321	—
(Gain) loss on sale of non-core assets, net	—	(223)	—	327
Interest expense, net	207	75	343	268
Other (expense) income, net	730	(1,013)	1,638	(1,013)
Depreciation	512	620	2,352	3,511

EBITDA	$206	$(769)	$(671)	$(7,511)

24/7 REAL MEDIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)

	December 31, 2003	December 31, 2002
Cash	$21,645	$7,674
Accounts receivable	11,603	9,799
Total current assets	34,917	19,758
Total assets	46,180	33,967
Accounts payable and accrued liabilities	16,301	16,054
Deferred revenue	2,544	2,748
Total current liabilites	18,896	18,849
Loan payable	13,320	7,876
Total liabilities	32,548	27,083
Total stockholders' equity	13,632	6,884

24/7 REAL MEDIA, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

        To supplement the Company's unaudited condensed consolidated statements of operations presented in accordance with generally accepted accounting principles ("GAAP"), this press release includes the financial measures pro forma operating profit and EBITDA, as defined by the Company. These measures are defined as non-GAAP financial measures by the Securities and Exchange Commission and may be different from similarly-named, non-GAAP financial measures used by other companies. For the reasons described below, the Company believes that these measures are helpful to management and investors, when presented in conjunction with the comparable GAAP measures of income (loss) from operations and net income (loss). The Company reviews non-GAAP measures internally to evaluate its performance and manage its operations and to facilitate internal and external comparisons to the Company's historical operating results, in making operating decisions, for budget planning purposes, and to form the basis upon which management is compensated. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

        Pro forma operating profit is defined as Gross Profit less ongoing Sales and Marketing, General and Administrative, and Product Development expenses, excluding depreciation. This measure excludes the following items that are included in GAAP income (loss) from operations: amortization of goodwill, intangibles and deferred financing costs; stock-based compensation; restructuring costs; impairment of intangible assets; gain or loss on sale of non-core assets, net; and depreciation. The Company considers pro forma operating profit to be an important indicator of the operational strength of the Company. This measure eliminates the effects of amortization and depreciation from period to period, which the Company believes is useful to management and investors in evaluating the operating performance of the Company as depreciation and amortization costs are not always directly attributable to the underlying contemporaneous performance of the Company's business operations. This measure also excludes other financial items, either because they are non-cash charges or because, in the Company's judgment, they are not always directly attributable to the underlying contemporaneous performance of the Company's business and operations. A limitation associated with this measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. This measure is also limited to the extent that, as a result of excluding stock-based compensation, it does not include all expenses related to our workforce. Management attempts to overcome this limitation by providing supplemental information about stock compensation expense on the face of the Company's consolidated statements of operations.

        The Company has historically defined EBITDA as net loss excluding of amortization of goodwill, intangibles and deferred financing costs; stock-based compensation; restructuring costs; impairment of intangible assets; gain or loss on sale of non-core assets, net; depreciation; other income or expense, net; and interest income or expense, net. While the Company does not expect to continue to use this measure as an important non-GAAP financial measure for the Company, EBITDA historically has been useful for management to compare the Company's historical results of operations. The Company has not used EBITDA, or excluded items in its computation, that are identified as non-recurring, to present an alternative liquidity measure. Further, the Company has not relied on EBITDA as a liquidity measure because it would not fully reflect the change in the cash balance during any period.

        Since the Company has historically provided non-GAAP results and guidance to the investment community, it believes that the inclusion of non-GAAP financial measures provides consistent and comparable measures to help investors understand our current and future operating results. These measures should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, net income (loss), cash flow from operating activities, or other measures of financial performance prepared in accordance with generally accepted accounting principles. Investors are urged to carefully review the GAAP financial information included in the Company's earnings releases and publicly filed reports.

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24/7 REAL MEDIA REPORTS 2003 RESULTS AND RAISES GUIDANCE FOR 2004 Projects 2004 Revenue of $79 Million to $84 Million, Up More Than 60% Year-Over-Year
24/7 REAL MEDIA, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)
24/7 REAL MEDIA, INC. RECONCILIATION OF NET LOSS TO EBITDA (in thousands)
24/7 REAL MEDIA, INC. CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in thousands)